PRELIMINARY
                               VINEYARD OIL & GAS COMPANY
                                    PROXY STATEMENT
                          FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON NOVEMBER 8, 2003

TO OUR SHAREHOLDERS:

	This Proxy Statement is furnished to the Shareholders of Vineyard Oil & Gas Company for use at the Annual Meeting of shareholders on November 8, 2003 (the "Annual Meeting") or any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and can be revoked at any time prior to the voting of the proxy (as provided herein). The cost of the proxies will be borne by the Company.

	Only shareholders of record at the close of business on September 22, 2003 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

	As of September 22, 2003, there were 5,325,563 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to vote as indicated within the instructions of each ballot.
None of the shares of common stock held by the Company as treasury shares will be considered present or entitled to vote at the meeting.

	Unless a contrary choice is indicated, all duly exercised execute proxies received by the Company will be voted as follows:

1. For the approval of an Amendment to the Company's Articles of Incorporation to eliminate the authorized but unissued preferred stock and to reduce the authorized common stock from 15,000,000 shares to 8,000 shares and to effect a Reverse Stock Split of the Company's outstanding Common Stock that would result in the Shareholders receiving one share of New Common Stock (the "New Common Stock") in exchange for every 1,875 shares of Existing Common Stock (the "Existing Common Stock") that they own as of the effective date. The Reverse Stock Split and related cash purchase by the Company of fractional shares resulting from the Reverse Stock Split is proposed to take the Company private. Each Shareholder owning less than 1,875 shares of Existing Common Stock will receive in exchange for each share of Existing Common Stock cash in the amount of $0.3568.

2. For the approval of an amendment to the Company's By-Laws eliminating the Shareholder approval requirement for the sale of 10% or more of the Company's unrecoverable natural gas reserves in any one calendar year.

3. For the election of Robert Garfield and W. Eric Johnson as directors with a term of three (3) years ending 2006.

4. For the ratification of the Board's selection of Gorzynski, Felix and Gloekler, P.C. as the Company's independent auditors for the fiscal year ending December 31, 2003.
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5. The proxies will be voted in accordance with the recommendation of management as to other matters, which may properly come before the Annual Meeting.

                                 IMPORTANT

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


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